Exhibit 99.1

IR Contact:	PR Contact:
Lowell Singer	Emily Feingold
VP, Investor Relations	VP, Corporate Communications
818 434-2141	323 287-0756

Netflix Announces Ten-For-One Stock Split

LOS GATOS, Calif., October 30, 2025 - Netflix, Inc. (Nasdaq: NFLX) announced today that its Board of Directors has approved a ten-for-one forward stock split of the Company’s common stock. The split will be effected through an amendment to the Company’s Amended and Restated Certificate of Incorporation. The purpose of the stock split is to reset the market price of the Company’s common stock to a range that will be more accessible to employees who participate in the Company’s stock option program. Each shareholder of record as of the close of trading on Monday, November 10, 2025 (the “record date”) will receive, after the close of trading on Friday, November 14, 2025, nine additional shares for every share held on the record date. Trading is expected to begin on a split-adjusted basis at market open on Monday, November 17, 2025.

About Netflix, Inc.

Netflix is one of the world's leading entertainment services with over 300 million paid memberships in over 190 countries enjoying TV series, films and games across a wide variety of genres and languages. Members can play, pause and resume watching as much as they want, anytime, anywhere, and can change their plans at any time.